Exhibit 10.3

FIRST AMENDMENT TO THE
NUVASIVE, INC.
AMENDED AND RESTATED EXECUTIVE SEVERANCE PLAN
    NuVasive, Inc. (“NuVasive” or the “Company”) established the NuVasive, Inc. Amended and Restated Executive Severance Plan and Summary Plan Description effective as of July 26, 2007 (the “Plan”). In Article VI of the Plan, the Company, by action of its Board of Directors or Compensation Committee of the Board, reserved the right to amend the Plan at any time and in any manner in its sole discretion. The Company wishes to amend the Plan as provided below effective as of February 8, 2023 (the “Effective Date”).
RECITALS
1. Article II of the Plan provides that the Company shall provide eligible executives with certain severance benefits upon a qualifying termination of employment, as set forth therein.
2. The Board of Directors of the Company has determined to amend the Plan to provide that any NuVasive employee who is working in a position designated by the Company at a level of Band 11 or above shall be eligible to participate in the Plan.
3. The Board of Directors of the Company has further determined to amend the Plan to provide that the Plan shall automatically terminate on the date that is six months following the date of a “Change in Control” (as defined below) and to prohibit the amendment or termination of the Plan prior to the date of such termination.
AMENDMENT
    The first sentence of Article II (Eligibility) of the Plan is hereby amended and restated as of the Effective Date so as to read as set forth below:
Any NuVasive executive who (1) was employed by NuVasive in a position designated by the Company at a level of Band 11 or Band 12 on June 1, 2017, and is working in such a position at the time of termination of employment, or (2) is working in a position designated by the Company at a level of Band ~~13~~ 11 or above (hereinafter referred to as “executive”), and whose employment is involuntarily terminated by the Company is eligible for severance benefits described in Section III of this Plan, PROVIDED each of the following requirements is met:
    Article VI (Amendment and Termination) of the Plan is hereby amended and restated as of the Effective Date so as to read as set forth below:
NuVasive, by action of its Board or Compensation Committee of the Board, reserves the right to terminate or amend the Plan at any time and in any manner in its sole discretion, except as otherwise provided in this Article VI. In the event of a “Change in Control” (as defined in 2014 Equity Incentive Plan of the Company), this Plan shall automatically terminate on the date that is six months following the effective date of the Change in Control (such date, the “Expiration Date”); provided, however, that this Plan may not be terminated or amended between the date of the Change in Control and Expiration Date; and provided, further, that all executives who become entitled to payments or benefits hereunder shall continue to receive such payments and benefits notwithstanding such termination of the Plan. No executive shall have any vested interest in severance benefits payable under this Plan prior to satisfying all of the terms and conditions for payment of benefits under this Plan.